                                 Exhibit 2.2

                               PLAN OF MERGER


            This Plan of Merger (the "Plan") dated as of May 2, 1996 by and between PEOPLES STATE BANK, a Kansas state bank ("Peoples Bank"), and MERCANTILE BANK OF SHAWNEE COUNTY, a Kansas state bank in organization ("Mercantile-Shawnee"), such banks being hereinafter collectively referred to as the "Constituent Banks."

                             W I T N E S S E T H:
                             - - - - - - - - - -

            WHEREAS, Peoples Bank is chartered as a Kansas state bank by the Kansas State Bank Commissioner, is duly authorized, validly existing and in good standing under the laws of the State of Kansas, having an authorized capital of 22,500 shares of common stock, $100.00 par value (the "Peoples Bank Common Stock"), of which 22,500 shares will be issued and outstanding as of the Effective Time, as herein defined; and

            WHEREAS, Mercantile-Shawnee will be organized as a Kansas state bank chartered by the Kansas State Bank Commissioner, duly authorized, validly existing and in good standing under the laws of the State of Kansas, having authorized capital of 10,000 shares of common stock, $100.00 par value
(the "Mercantile-Shawnee Common Stock"), of which 10,000 shares will be issued and outstanding as of the Effective Time and which will be owned beneficially and of record by Ameribanc, Inc., a Missouri corporation ("Ameribanc"); and

            WHEREAS, the respective Boards of Directors of Peoples Bank and Mercantile-Shawnee each will have duly approved this Plan providing for the merger of Mercantile-Shawnee with and into Peoples Bank as the surviving bank as authorized by the statutes of the State of Kansas (the "Merger"); and

            WHEREAS, Peoples Bank, Peoples State Bankshares, Inc., a Kansas corporation and holder of eighty-eight and 88/100 percent (88.88%) of the Peoples Bank Common Stock ("Peoples Bankshares"), Ameribanc and Mercantile Bancorporation Inc., a Missouri corporation and holder of all of the issued and outstanding stock of Ameribanc ("Mercantile"), have entered into an Agreement and Plan of Reorganization (the "Agreement"), pursuant to which Ameribanc and Peoples Bankshares will consummate an exchange of all shares of Peoples Bank Common Stock owned beneficially and of record by Peoples Bankshares (the "Exchange") for shares of the common stock, $5.00 par value, of Mercantile ("Mercantile Common Stock"), and, simultaneously with the Exchange, Mercantile-Shawnee will merge with and into Peoples Bank (the "Merger" and together with the Exchange, the "Acquisition"), whereby, (1) upon consummation of the Exchange, each share of Peoples Bank Common Stock that is beneficially owned by Peoples Bankshares will be transferred to Ameribanc in exchange for approximately 14.4819 shares of Mercantile Common Stock and (2) upon consummation of the Merger, each outstanding share of Peoples Bank Common Stock (other than shares transferred to Ameribanc pursuant to the Exchange or shares as to which the holder thereof has perfected dissenters' rights under Section 17-6712 of the Kansas Statutes Annotated) will be converted into approximately
14.4819 shares of Mercantile Common Stock; and

            WHEREAS, Ameribanc owns all the outstanding shares of Mercantile-Shawnee;

            NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of setting forth the terms and conditions of the Merger, the manner and the basis of causing the shares of Peoples Bank Common Stock (other than shares owned by Ameribanc or any dissenters) to be converted into Mercantile Common Stock, as herein provided, and such other details and provisions as are deemed necessary or proper, the parties hereto have agreed, subject to the approval and adoption of this Plan by the requisite vote of the shareholders of each Constituent Bank, and subject to the conditions hereinafter set forth, as follows:

                                   ARTICLE I

                       Merger and Name of Surviving Bank
                       ---------------------------------

            At the Effective Time (as defined herein), Mercantile-Shawnee shall be merged with and into Peoples Bank, which is hereby designated as the "Surviving Bank," the name of which upon and after the Effective Time shall be "Peoples State Bank."

                                  ARTICLE II

                        Terms and Conditions of Merger
                        ------------------------------

            The terms and conditions of the Merger are (in addition to those set forth elsewhere in this Plan) as follows:

            Section 1.  At the Effective Time:

            (a) Mercantile-Shawnee shall be merged with and into Peoples Bank, and Peoples Bank shall be, and is designated herein as, the Surviving Bank.

            (b)   The separate existence of Mercantile-Shawnee shall cease.

            (c) The Surviving Bank shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to each of the Constituent Banks, shall be taken and deemed to be transferred to and vested in the Surviving Bank without further act or deed; and the title to any real estate, or any interest therein, vested in either Constituent Bank shall not revert or be in any way impaired by reason of the Merger; the Surviving Bank shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Banks; and any claim existing or action or proceeding pending by or against either of such Constituent Banks may be prosecuted to judgment as if the Merger had not taken place, or such Surviving Bank may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Merger.

            Section 2. At the Effective Time, the Charter of the Surviving Bank shall be the Charter of Peoples Bank until amended in accordance with its provisions and applicable law. Surviving Bank's capital account and surplus account shall equal the combined capital accounts and surplus accounts, respectively, of Peoples Bank and of Mercantile-Shawnee.

            Section 3. At the Effective Time the members of the Board of Directors and the terms of those directors of Surviving Bank shall be as designated by Ameribanc immediately prior to the Effective Time.

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            Section 4.  At the Effective Time, the officers of Surviving Bank shall be the persons designated by Ameribanc immediately prior to the Effective Time and such persons will serve in their designated offices, thereafter, until their respective successors are duly elected and qualified.

                                  ARTICLE III

                     Manner and Basis of Converting Shares
                     -------------------------------------

            The manner and basis of converting the shares of Peoples Bank into the right to receive Mercantile Common Stock and the mode of carrying the Merger into effect are as follows:

            Section 1.  Conversion of Bank Common Stock
                        -------------------------------

            At the Effective Time, the 10,000 shares of Mercantile-Shawnee Common Stock outstanding shall be converted into 10,000 shares of Surviving Bank common stock.

            Section 2.  Conversion of Peoples Bank Common Stock
                        ---------------------------------------

            (a) At the Effective Time, Mercantile will issue 325,843 shares of Mercantile Common Stock in the Exchange and the Merger (hereinafter such shares shall be referred to in the aggregate as the "Acquisition
Consideration").

            (b) At the Effective Time, Peoples Bankshares, by virtue of the Exchange and without any other action on the part of the Mercantile Entities or Peoples Bankshares, will be entitled to receive approximately 14.4819 shares of Mercantile Common Stock for each share of Peoples Bank Common Stock then beneficially owned by Peoples Bankshares upon delivery at the closing of the Acquisition of the certificates evidencing its shares of Peoples Bank Common Stock. Also at the Effective Time, by virtue of the Merger and without any action on the part of the Mercantile, Ameribanc, Mercantile-Shawnee, Peoples Bank or any Peoples Bank shareholder, each share of Peoples Bank Common Stock issued and outstanding at the Effective Time (other than any shares transferred to Ameribanc pursuant to the Exchange and any shares as to which the holder thereof has perfected dissenters' rights under Section 17-6712 of the Kansas Statutes Annotated), shall cease to be outstanding and shall be converted into and become the right to receive approximately 14.4819 shares of Mercantile Common Stock.

            (c) Neither certificates nor scrip for fractional shares of Mercantile Common Stock shall be issued as Acquisition Consideration. Each holder of shares of Peoples Common Stock who otherwise would have been entitled to a fraction of a share of Mercantile Common Stock shall receive in lieu thereof and, at the time such holder receives the shares of Mercantile Common Stock to which the holder is entitled as Acquisition Consideration, cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing stock price of Mercantile Common Stock on the New York Stock Exchange Composite Tape as reported in The Wall Street Journal on the Closing Date.
No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

            Section 3.  Dissenting Peoples Shareholders
                        -------------------------------

            Any shareholder of Peoples Bank who (1) votes against or fails to vote in favor of the Merger at the shareholder meeting of Peoples Bank called to vote upon the Merger and (2) gives notice in writing at or prior to the meeting of his or her objection to the Merger shall be entitled to receive the value of the shares held by him or her, valued as of the effective date of the Merger, if demand is made

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before twenty days after the date of mailing by the Surviving Bank of notice that the Merger has become effective.

            Section 4.  Peoples Bank Common Stock Certificates
                        --------------------------------------

            After the Effective Time, each holder of an outstanding certificate which prior thereto represented shares of Peoples Bank Common Stock shall be entitled, upon surrender thereof to Mercantile or its designee, to receive in exchange therefor the number of shares of Mercantile Common Stock into which it has been converted. Until so surrendered, each such outstanding certificate which, prior to the Effective Time, represented shares of Peoples Bank Common Stock shall for all purposes evidence the right to receive the Mercantile Common Stock into which such shares shall have been so converted; provided that dividends or other distributions which are payable in respect of shares of Mercantile Common Stock into which shares of Peoples Bank Common Stock shall have been so converted shall be set aside by Mercantile and shall not be paid to holders of certificates representing such shares of Peoples Common Stock until such certificates shall have been so surrendered in exchange for certificates representing such Mercantile Common Stock. Upon such surrender the holders of such shares shall be entitled to receive such dividends without interest.

            The Mercantile Common Stock into which shares of the Peoples Common Stock shall have been converted pursuant to this Article III shall be issued in full satisfaction of all rights pertaining to such converted shares.

                                  ARTICLE IV

                    Other Provisions with Respect to Merger
                    ---------------------------------------

            Section 1. This Plan shall be submitted to the shareholders of each Constituent Bank as provided by Chapter 9 of the Kansas Statutes Annotated (the "Kansas Banking Act"). After the approval or adoption thereof by the shareholders of each Constituent Bank in accordance with the requirements of the laws of the Kansas Banking Act, all required documents shall be executed, filed and recorded and all required acts shall be done in order to accomplish the Merger pursuant to the Kansas Banking Act subject to the terms and conditions of the Agreement.

            Section 2. Termination. If the Agreement is terminated, then this Plan shall simultaneously terminate without further action by the Constituent Banks. In the event of such termination, the Board of Directors of each of the Constituent Banks shall direct its officers not to file this Plan as provided above notwithstanding favorable action on this Plan by the shareholders of Peoples or Bank.

            Section 3. Approval of Commissioner. The parties agree to submit this Plan to the Kansas State Bank Commissioner (the "Kansas Commissioner") for approval, together with certified copies of the authorizing resolutions of the Boards of Directors of Mercantile-Shawnee and Peoples Bank showing approval by a majority of the entire Board of each. Whether approved or disapproved by the Kansas Commissioner, Mercantile-Shawnee and Peoples Bank shall pay all expenses incurred by the Commissioner in connection with the examination of this Plan.

            Section 4. Retention of Branches. Pursuant to the Kansas Banking Act and with the approval of the Kansas Commissioner, immediately following the Effective Time (as hereinafter defined) the Surviving Bank shall maintain and operate branches at each of the locations set forth in Exhibit A
                                                           ---------

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attached hereto and made a part hereof.  This section shall not limit the
Surviving Bank's right to future branching opportunities as set forth in the Kansas Banking Act.

                                   ARTICLE V

         Approval and Effective Time of Merger; Miscellaneous Matters
         ------------------------------------------------------------

            Section 1. The Merger shall become effective when all the following actions have been taken: (i) this Plan shall be (a) authorized, adopted and approved on behalf of each Constituent Bank in accordance with the Kansas Statute, and (b) filed with the Kansas Commissioner and the Kansas Commissioner shall have granted his approval of the Merger; (ii) the approval necessary under the Federal Deposit Insurance Act shall have been received and all applicable waiting periods shall have expired; and (iii) copies of resolutions of the shareholders of each merging bank approving it, certified by the Mercantile-Shawnee's president or vice-president or the cashier, shall be filed with the Kansas Commissioner. The time at which such actions are completed and the required documentation is filed by the Kansas Commissioner with the Office of the Secretary of State of the State of Kansas is herein referred to as the "Effective Time."

            Section 2. If at any time the Surviving Bank shall deem or be advised that any further grants, assignments, confirmations or assurances are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Bank the title to any property of Peoples Bank acquired or to be acquired by or as a result of the Merger, the officers or any of them and directors of the Surviving Bank shall be and they hereby are severally and fully authorized to execute and deliver any and all such deeds, assignments, confirmations and assurances and to do all things necessary or proper so as to best prove, confirm and ratify title to such property in the Surviving Bank and otherwise carry out the purposes of the Merger and the terms of this Plan.

            Section 3. For the convenience of the parties and to facilitate the filing and recording of this Plan, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument and all such counterparts together shall be considered one instrument.

            Section 4. This Plan cannot be altered or amended except pursuant to an instrument in writing signed on behalf of the parties hereto.

           [the remainder of this page is left intentionally blank]

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            IN WITNESS WHEREOF, each Constituent Bank has caused this Plan to be executed, all as of the date first above written.


                                       PEOPLES STATE BANK

[SEAL]

                                       By:/s/ Ronald D. Lutz
                                         ----------------------------------
ATTEST:                                    Ronald D. Lutz, Chairman and
                                           Chief Executive Officer


/s/ Joyce M. Lutz
- ------------------------------------
Joyce M. Lutz, Secretary




                                    MERCANTILE BANK OF SHAWNEE COUNTY,
                                    IN ORGANIZATION


                                    By:/s/ P. Stephen Appelbaum
                                      -------------------------------------
                                       P. Stephen Appelbaum


                                    By:/s/ Michael T. Normile
                                      -------------------------------------
                                       Michael T. Normile


                                    By:/s/ Jon W. Bilstrom
                                      -------------------------------------
                                       Jon W. Bilstrom


                                    By:/s/ Audrey Polite
                                      -------------------------------------
                                       Audrey Polite


                                    By:/s/ Michael J. Marshall
                                      -------------------------------------
                                       Michael J. Marshall
[SEAL]
                                    Constituting all of the incorporators of
                                    Mercantile Bank of Shawnee County, In
                                    Organization
ATTEST:


/s/ Joy L. Moore
- ------------------------------------
Joy L. Moore, Secretary

STATE OF KANSAS             )
                            )  SS.
COUNTY OF SHAWNEE           )


            On this 8th day of May, 1996, before me personally appeared
Ronald D. Lutz, to me personally known, who, being by me duly sworn, did say that he is the Chairman and Chief Executive Officer of Peoples State Bank, a Kansas state-chartered bank, and that the foregoing instrument was signed on behalf of said bank by authority of its Board of Directors; and said Ronald D. Lutz acknowledged said instrument to be the free act and deed of said bank.

            IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.



                                       /s/ Barbara J. Pritz
                                      -------------------------------------
                                                  Notary Public
[SEAL]





STATE OF MISSOURI           )
                            )  SS.
CITY OF ST. LOUIS           )

            On this 10th day of May, 1996, before me personally appeared P. Stephen Appelbaum, Michael T. Normile, Jon W. Bilstrom, Audrey Polite and Michael J. Marshall, to me personally known, who, being by me duly sworn, did each say that he or she is an incorporator of Mercantile Bank of Shawnee County, a Kansas state-chartered bank in organization, and that the foregoing instrument was signed on behalf of said bank; and said P. Stephen Appelbaum, Michael T. Normile, Jon W. Bilstrom, Audrey Polite and Michael J. Marshall acknowledged said instrument to be the free act and deed of said bank.

            IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the City and State aforesaid, the day and year first above written.


                                       /s/ Harlon D. Keel
                                      -------------------------------------
[SEAL]                                            Notary Public

                                   Exhibit A
                                   ---------


                           1064 S.W. Wanamaker Road
                          Topeka, Kansas  66604-3888

                             5730 S.W. 21st Street
                          Topeka, Kansas  66604-3795

                             3625 N.W. 46th Street
                             Topeka, Kansas  66618

                                443 Main Steet
                         Rossville, Kansas  66533-9637

                                Country Center
                          Silver Lake, Kansas  66539







                                                            953380018/9